Exhibit 99.1

                  Standard Parking Announces Pending
      Merger of Sound Parking Operations in Seattle, Washington

    CHICAGO--(BUSINESS WIRE)--Nov. 4, 2005--Standard Parking Corporation (NASDAQ:STAN), one of the nation's leading providers of parking management services, announced today that it has signed definitive legal documentation to merge the Seattle parking operations of Sound Parking into the Company's operations.
    Sound Parking, a privately-owned enterprise based in Seattle, Washington, currently operates 55 parking locations and 2 shuttle operations. Sound's parking operations encompass more than 5,500 parking spaces in the Seattle and Bellevue, Washington metropolitan parking markets and include office, medical, hotel and event parking properties.
    Once the transaction is consummated, Sound Parking's principals, William Beattie and Brad Parrish, will become Standard Parking employees with overall responsibility for the management and growth of all of Standard Parking's non-airport operations in the States of Washington, Oregon, Idaho and Alaska. In commenting on the pending merger of operations, James A. Wilhelm, Standard Parking's President and Chief Executive Officer, said that "Sound Parking's operations are an excellent fit with our business model, and we are delighted and fortunate to gain the hands-on skill and expertise of Bill Beattie and Brad Parrish to oversee our continuing growth in the Pacific Northwest." Brad Parrish, Sound Parking's President, stated that the merger was "an exciting opportunity to bring two highly successful companies together in the northwest to provide an exceedingly high level of service to our current and future clients."
    Standard Parking's agreement to consummate the transaction is subject to the satisfaction of certain conditions and is expected to close in the fourth quarter of this year.

    DISCLOSURE NOTICE: The information contained in this document is as of November 4, 2005. This press release contains forward-looking information that involves substantial risks and uncertainties. No assurances can be provided that any transaction will be consummated with Sound Parking because the closing is subject to the satisfaction of certain conditions. Additional risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004, in its periodic reports on Forms 10-Q and 8-K, and in its Registration Statement on Form S-1 (333-112652). The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.



    CONTACT: Standard Parking Corporation
             G. Marc Baumann, 312-274-2199
             mbaumann@standardparking.com